BULL
&
    BEAR------------------------------------------------------------------------

    PERFORMANCE DRIVEN(R)






                                                               December 24, 1996

Dear Shareholder:

         You are cordially invited to attend a Special Meeting of Shareholders of Bull & Bear Global Income Fund (the "Fund") at 10:30 a.m. on January 22, 1997 at the Fund's offices at 11 Hanover Square, New York, New York 10005.

         At the Special Meeting, Fund shareholders will consider a proposal to convert the Fund from a diversified series of a registered open-end management investment company to a registered closed-end diversified management investment company. The Fund's investment objectives will remain unchanged. As a closed-end fund, its shares are expected to be traded on the American Stock Exchange or the Nasdaq Stock Market and no longer redeemable at net asset value. The enclosed Proxy Statement provides detailed information concerning the proposal and should be read carefully and retained for future reference.

         The Board of Directors has unanimously approved the proposal and recommends that shareholders vote in favor of it. The proposal is intended to provide the Fund with greater flexibility to seek its primary investment objective of a high level of income and secondary objective of capital appreciation. The Fund will have greater capacity as a closed-end fund to employ leverage, invest in illiquid securities, and lend portfolio securities, which could offer the potential to enhance the Fund's yield and total return. The Board further anticipates that conversion to closed-end status may permit the Fund to reduce its operating expenses.

         Approval of the proposal requires the lesser of (a) the majority of the Fund's outstanding shares or (b) at least 66 2/3% of the shares present and voting on the proposal, provided that at least a majority of the shares outstanding on the record date are present at the Special Meeting. You are requested to give this matter your prompt attention and to sign, date and mail the accompanying proxy as soon as possible in the return envelope provided for your convenience to ensure its receipt before the Special Meeting.


                                                    Very truly yours,


                                                    The Board of Directors

                         PLEASE VOTE NOW BY SIGNING AND  RETURNING  THE ENCLOSED
            PROXY CARD. Otherwise, your Fund may incur needless delay to solicit sufficient votes for the meeting.

                           BULL & BEAR FUNDS II, INC.
                         BULL & BEAR GLOBAL INCOME FUND
                                  P.O. BOX 9043
                            SMITHTOWN, NEW YORK 11787
                            TOLL-FREE 1-800-847-4200

                  --------------------------------------------


                                    NOTICE OF
                         SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON JANUARY 22, 1997

                  --------------------------------------------



To the Shareholders of

BULL & BEAR GLOBAL INCOME FUND

         Notice is hereby given that a Special Meeting of Shareholders of Bull & Bear Global Income Fund (the "Fund") will be held at the Fund's offices at 11 Hanover Square, New York, New York 10005 on January 22, 1997 at 10:30 a.m., to consider and vote upon the following proposal:

                  To convert the Fund from a diversified series of a registered open-end manage ment investment company to a registered closed-end diversified management investment company.

         No other business may come before said meeting or any adjournment thereof. The proposal is discussed in greater detail in the attached Proxy Statement. The close of business on December 13, 1996 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and any adjournments thereof.


                                  By Order of the Board of Directors



                                  --------------------------
                                  William J. Maynard
                                  Secretary


December 24, 1996


                             YOUR VOTE IS IMPORTANT
                        NO MATTER HOW MANY SHARES YOU OWN


IN ORDER TO AVOID THE ADDITIONAL EXPENSE OF FURTHER SOLICITATIONS, WE ASK YOUR COOPERATION IN MAILING IN YOUR PROXY CARD PROMPTLY IF YOU DO NOT EXPECT TO ATTEND THE MEETING. NO POSTAGE IS NECESSARY.

                         BULL & BEAR GLOBAL INCOME FUND

                  --------------------------------------------


                         SPECIAL MEETING OF SHAREHOLDERS

                                JANUARY 22, 1997

                  --------------------------------------------


                                 PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Directors of Bull & Bear Funds II, Inc. (the "Company") for use at a Special Meeting of Shareholders of Bull & Bear Global Income Fund (the "Fund") to be held on January 22, 1997, at 10:30 a.m. at the Fund's offices at 11 Hanover Square, New York, New York, and at any adjournments thereof (the "Meeting"). A notice of Special Meeting of Shareholders and a proxy card accompany this Proxy Statement.

     The business to be presented at the Meeting is to consider and vote upon the following proposal:

         To convert the Fund from a diversified series of a registered open-end management investment company to a registered closed-end diversified management investment company.

     The Fund is currently a diversified series of an open-end, management investment company. The Fund's primary investment objective is a high level of income and its secondary investment objective is capital appreciation. The Fund seeks to achieve its investment objectives by investing primarily in a global portfolio of investment grade fixed income securities. No assurance can be given that the Fund's objectives will be achieved. Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Fund, believes that the conversion will not be a taxable event to the Fund or its shareholders.

     If the proposal is approved, the Directors will determine the date of conversion. In connection with the conversion to closed-end status, application will be made to list the Fund's shares on the American Stock Exchange (the "AMEX") under the symbol "BBZ," or if such listing is not available, to trade over-the-counter on the Nasdaq Stock Market ("Nasdaq") with the symbol "BBZZ." SHARES OF CLOSED-END INVESTMENT COMPANIES FREQUENTLY TRADE AT A DISCOUNT TO NET ASSET VALUE. The Fund cannot predict whether its shares will trade at, below or above net asset value after converting to closed-end status.

     The business address of the Fund is 11 Hanover Square, New York, New York 10005, its mailing address is P.O. Box 9043, Smithtown, New York 11787, and its toll-free telephone number is 1-800-847-4200. Approval of the proposal requires the affirmative vote of the lesser of (a) a majority of the outstanding shares of the Fund or (b) at least 66 2/3% of the shares present and voting on the proposal, provided that at least a majority of the shares outstanding on the record date are present at the meeting.

THIS PROXY STATEMENT SETS FORTH CONCISELY CERTAIN INFORMATION ABOUT THE FUND AND THE PROPOSAL THAT SHAREHOLDERS SHOULD KNOW BEFORE GIVING A PROXY AND IT SHOULD BE READ AND RETAINED FOR FUTURE REFERENCE.


                           GENERAL VOTING INFORMATION

     In addition to the solicitation of proxies by mail, officers and regular employees of the Fund, Bull & Bear Advisers, Inc. (the "Investment Manager"), affiliates of the Investment Manager, and other representatives of the Fund may also solicit proxies by telephone, telegraph or in person. In addition, the Fund has retained Shareholder Communications Corporation to assist in the solicitation of proxies for a fee estimated at $2,500, plus expenses. The costs of solicitation and the expenses incurred in connection with preparing this Proxy

Statement and its enclosures will be paid by the Fund. The Fund will reimburse brokerage firms and others for their expenses in forwarding solicitation materials to the beneficial owners of shares.

     If the enclosed proxy is properly executed and returned in time to be voted at the Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Unless instructions to the contrary are marked thereon, the proxy will be voted FOR the proposal. Any shareholder who has given a proxy has the right to revoke it at any time prior to its exercise either by attending the Meeting and voting his or her shares in person or by submitting a letter of revocation or a proxy to the Fund at the above address prior to the date of the Meeting.

     In the event a quorum is present at the Meeting but sufficient votes to approve the proposed transaction are not received, the persons named as proxies may propose one or more adjournments of such Meeting to permit further solicitation of proxies. Any such adjournment will require the affirmative vote of a majority of those shares present at the Meeting in person or by proxy. If a quorum is present, the persons named as proxies will vote those proxies which they are entitled to vote FOR such proposal in favor of such an adjournment and will vote those proxies required to be voted for rejection of such proposal against any such adjournment.

     The close of business on December 13, 1996 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting and all adjournments thereof. Each shareholder is entitled to one vote for each full share and an appropriate fraction of a vote for each fractional share held on each matter to be voted upon. On December 13, 1996, there were 3,685,057.178 shares of the Fund outstanding. To the knowledge of the management of the Fund as of December 13, 1996, no person owns of record or beneficially 5% or more of the shares of the Fund. This Proxy Statement is first being mailed to shareholders on or about December 24, 1996.


PROPOSAL:         TO CONVERT THE FUND FROM A DIVERSIFIED SERIES OF A REGISTERED
                  OPEN-END MANAGEMENT INVESTMENT COMPANY TO A REGISTERED
                  CLOSED-END DIVERSIFIED MANAGEMENT INVESTMENT COMPANY.

THE CONVERSION

     The Board of Directors of the Company, of which the Fund is a series, unanimously recommends that Fund shareholders vote to approve converting the Fund from open-end status, i.e. a mutual fund that continuously redeems its shares at net asset value, to closed-end status, i.e. an investment company whose shares trade at market price and whose shareholders do not have the right to require the repurchase or redemption of their shares by the Fund (the "Conversion").

     In order to implement the Conversion, the Company, on behalf of the Fund, will enter into an Asset Transfer Agreement (the "Agreement") with Bull & Bear Global Income Fund, Inc., a newly-formed Maryland corporation (the "New Fund"). The Agreement will provide for the transfer of all the assets and liabilities of the Fund (the "Assets") at net asset value to the New Fund and, in exchange therefor, the Fund will simultaneously receive from the New Fund the same number and aggregate net asset value of voting common stock in the New Fund (the "Shares") as the number and aggregate net asset value of the shares held by the Fund's shareholders. The Fund will cease operating, and the Shares will be distributed pro rata to the Fund's shareholders, who will become shareholders in the New Fund (the "Shareholders"). Upon approval by shareholders of the proposal, the Conversion will occur as soon as practicable thereafter (the "Closing Date"), which is currently contemplated to be February 7, 1997.

     The New Fund presently has no material assets and was created solely as a vehicle for implementing the Conversion. Prior to the Closing Date, the New Fund will file a Form N-2 registering under the Investment

Company Act of 1940, as amended (the "1940 Act"), as a closed-end, diversified management investment company. The New Fund's investment objectives are identical to the Fund's, i.e., a high level of income with a secondary objective of capital appreciation. The Conversion will not result in a change in investment objectives. No assurance can be given that such investment objectives will be achieved.

     The number of Shares that Shareholders will own and the fair market value of the net assets of the New Fund will be the same as for the Fund. The New Fund is expected to be registered under the 1940 Act, and will elect to be taxed as a "regulated investment company" as defined in the Internal Revenue Code of 1986, as amended (the "Code").

     The affirmative vote by the lesser of (a) a majority of the outstanding shares of the Fund or (b) at least 662/3% of the shares present and voting on the proposal, provided that at least a majority of the shares outstanding on the record date are present at the Meeting, is necessary to implement the Conversion.

REASONS FOR THE CONVERSION

     The Directors believe that the Conversion will provide the Fund with greater flexibility to seek its investment objectives with lower operating expenses.

     Investment Flexibility. As an open-end fund, the Fund is not permitted to issue senior securities (as defined in the 1940 Act), except insofar as it may be deemed to have issued a senior security by reason of (i) bank borrowings and then only if such borrowings do not exceed 33 1/3% of the Fund's total assets,
(ii) the issuance of additional series or classes of securities which may be established, (iii) futures, options, and forward currency transactions, and (iv) to the extent consistent with the 1940 Act and applicable rules and policies adopted by the Securities and Exchange Commission ("SEC"), (A) the establishment or use of a margin account with a broker for the purpose of effecting securities transactions on margin and (B) short sales. Closed-end funds, however, have greater flexibility in issuing senior securities, including debt or preferred stock, so long as such preferred securities do not exceed 1/2, and such debt does not exceed 1/3, of such fund's total assets (including such amount borrowed or such senior securities issued). In accordance with SEC staff guidelines, such debt or preferred stock may be convertible, which may permit the New Fund to obtain leverage at more attractive rates. Use of leverage by the New Fund would increase the New Fund's total return to Shareholders if the New Fund's returns on its investments out of the proceeds of such leverage exceed the cost of such leverage. Although in the past the Fund has not used leverage and there can be no assurance that if employed by the New Fund it will be successful, the Directors and the Investment Manager believe that increased capacity to employ leverage may potentially increase yield and total return to Shareholders.

     Open-end funds may not hold in excess of 15% of their net assets in securities that are not readily marketable, including restricted securities. In order to maintain a highly liquid portfolio that is readily priced on a daily basis, the Fund has avoided investing in various securities that the Investment Manager otherwise found attractive. A closed-end fund, however, may invest up to 100% of its assets in such securities and generally values its assets only once per week. Although the Fund would not expect to invest 100% of its assets in restricted and illiquid securities, the ability to invest a higher proportion than 15% without the overriding need for daily liquidity experienced in an open-end fund, in the view of the Board of Directors and the Investment Manager, may increase the potential for higher yield and total return and therefore be beneficial to Shareholders. Operating in the closed-end format would give the Fund greater flexibility in pursuing these kinds of investments.

     The Fund currently is prohibited from lending its portfolio securities, except to the extent such lending involves the making of time or demand deposits with banks, the purchase of debt securities such as bonds, debentures, commercial paper, repurchase agreements and short term obligations in accordance with the

Fund's investment objective and policies, and engaging in securities and other asset loan transactions limited to one third of the Fund's total assets. Closed-end funds, however, are not restricted as to the type and percentage of assets they are permitted to lend. Inasmuch as interest is earned on the portfolio securities lent, the Directors and the Investment Manager believe that although under current market conditions portfolio securities lending income, if any, will not be material, removal of this investment restriction may potentially enhance yield and total return to Shareholders should market conditions change favorably in the future. If the New Fund engages in such transactions, it will enter into lending agreements that require that the loans be secured continuously by cash, securities issued or guaranteed by the U.S. government, its agencies or instrumentalities, or any combination of cash and such securities, as collateral equal at all times at least to the market value of the assets lent. The New Fund typically will receive the dividends and interest, if any, paid on the assets lent, while simultaneously earning interest on the collateral comprised of cash and fees to the extent of non-cash collateral. The New Fund, in turn, may pay lending fees to broker/dealers to effect such transactions. Any loan made by the New Fund will provide that it may be terminated by either party upon reasonable notice to the other party.

     Moreover, the Fund has generally maintained a certain percentage of its assets in highly liquid but lower-yielding securities to assist the Fund in meeting redemption requests. This investment strategy is considered important by the Fund in managing redemption risk in the open-end format but would be unnecessary if the Fund were to become closed-end. As a closed-end fund, the New Fund would be able to invest substantially all of its assets in accordance with its investment objective, thereby potentially increasing yield and total return, as well as potential losses, to Shareholders.

     Using leverage, investing in illiquid securities, and lending portfolio securities entail certain risks.

     Leverage, as a speculative investment technique, entails two primary risks. The first risk is that the use of leverage magnifies the impact on the common shareholders of changes in net asset value. For example, a fund that uses leverage of one third of its total assets (including such amount borrowed or such senior securities issued) will show a 1.5% increase or decline in net asset value for each 1% increase or decline in the value of its total assets. The second risk is that if the cost of leverage exceeds the return on the securities acquired with the proceeds of that leverage, it will diminish rather than enhance the return to common shareholders. These two risks would generally make the New Fund's total return to Shareholders more volatile. If the New Fund is able to provide total returns on its assets exceeding the costs of leverage, the use of leverage may over the longer term enhance the New Fund's yield and total return, although there can be no assurance that this can be achieved.

     With respect to illiquid securities, the Fund may not be able to dispose of a security at the desired price at the time it wishes to make such disposition. In addition, such securities often sell at a discount from liquid and freely tradeable securities of the same class or type, although they are also usually purchased at an equivalent discount which enhances yield while the securities are held by the Fund. Such securities may also be more difficult to price accurately, although this is less significant in a closed-end fund where shares are not purchased or sold solely on the basis of net asset value.

     Risks involved in lending portfolio securities include the risk of default by the borrower. The New Fund will be protected, to a large degree, from such default risk as a result of such loans being fully collateralized with liquid high-grade securities whose value is marked-to-market daily, as required by the SEC. There are also risks of delay in receiving collateral and risks of delay in recovery of, and failure to recover, the assets lent should the borrower fail financially or otherwise violate the terms of the lending agreement. However, loans will be made only to borrowers deemed to be of good standing. Although under current market conditions portfolio securities lending income will not have a material effect on yields or total returns, the New Fund would have a greater capacity to utilize this strategy to seek enhanced yield and total returns should market conditions change in the future.

     Consistent with both the Fund's and the New Fund's investment objectives, the New Fund intends to utilize the additional investment flexibility afforded by operating in a closed-end format, depending on the Investment Manager's evaluation of current and anticipated market conditions, but there can be no assurance that such additional flexibility will be utilized or, if utilized, enhance the New Fund's performance in relation to that of the Fund or materially affect its yields or total returns. Although to some extent these changes could have been adopted by the Fund, the capacity of the New Fund as a closed-end fund to employ leverage, invest in illiquid securities, and lend portfolio securities is greater.

Reduced Fund Expenses. The Conversion may enable the New Fund to reduce certain operating expenses.

     As a closed-end fund, the New Fund will save money by not having to pay filing fees to states for sales of its shares, by terminating its shareholder administration agreement, and by terminating its plan of distribution adopted pursuant to Rule 12b-1 under the 1940 Act. However, these cost savings will be partially offset by fees associated with the requirement of annual shareholder meetings and stock exchange listing fees for the New Fund's shares.

     The impact of the elimination or reduction of those expenses of the Fund which are not assessed as a percentage of net assets, including the shareholder administration and state filing fees described above, and other such costs such as registration under the Securities Act of 1933, as amended, transfer agency and net asset value calculation accounting, depends upon the total net assets of the New Fund. Accordingly, since it is impossible to predict whether and to what extent net redemptions of Fund shares may occur prior to the Conversion, the expense ratio after the Conversion cannot be stated with certainty. If net assets decrease, the operating expense ratios will increase. Moreover, to the extent the New Fund employs leverage its expenses will increase; leverage would therefore only be employed with the intention to increase the New Fund's gross income and net income and thereby increase the New Fund's yield and total return, although no assurance can be given that such increases would result.

     At a meeting on December 12, 1996, the Directors considered the Fund's investment objectives and policies in view of its recent operating results, total net assets, prospects, market conditions, and other factors and alternatives to the proposed Conversion and, in connection therewith, the difference in investment restrictions between the Fund and the New Fund, together with features and characteristics of closed-end funds generally and pro forma and other information pertaining to the Fund and the New Fund, including an assessment of risks, costs, and expenses pertaining to the Conversion. After consideration of these and other relevant matters, the Directors unanimously approved the proposal and have recommended that shareholders of the Fund vote in favor of the proposal. The Directors believe that the Conversion is in the best interest of the shareholders and that the benefits thereof outweigh its costs and risks. For a description of the costs and expenses relating to the Conversion, see "The Conversion Expenses," below.

MANNER OF EFFECTING THE CONVERSION

     On the Closing Date, pursuant to the Agreement, the Fund will transfer all of its Assets to the New Fund, and the New Fund will transfer to the Fund Shares having an aggregate net asset value equivalent to the aggregate net asset value of the Assets transferred. The Company, on behalf of the Fund, will then endorse a Share cross-receipt to the New Fund's transfer agent. The transfer agent will enter on its records the names of the Fund's shareholders and each shareholder's pro rata interest in the Shares, as such shareholder's portion of the Fund's dissolution distribution. Only those persons who are shareholders of record of the Fund, as reported by the Fund's transfer agent, as of the Closing Date will be eligible to receive Shares from the New Fund. No Fund shares will be sold or redeemed on the Closing Date.

     Immediately thereafter, the Fund will cease operating and the Fund's shareholders will become Shareholders of the New Fund.

     Unless waived in accordance with the Agreement, the obligations of the parties thereto are subject to, among other things: (a) approval of the Conversion by the Fund's shareholders; and (b) the right of either party to abandon and terminate the Agreement if any legal, administrative or other proceedings seeking to restrain or otherwise prohibit the transactions contemplated by the Agreement are instituted or pending between the date of the Agreement and the Closing Date.

     The Agreement may be amended or supplemented by the mutual consent of the parties thereto either before or after approval thereof by the shareholders of the Fund, provided that no such amendment or supplement after such approval shall affect the rights of such shareholders in a materially adverse manner. The Agreement may also be terminated if there has been a misrepresentation, breach of warranty or failure of any condition to closing.

     Shareholders will be able to redeem shares of the Fund up to and including one day prior to the Closing Date.

THE CONVERSION EXPENSES

     The costs related to the Conversion, including the costs of this Proxy Statement, the fees and expenses of counsel, and printing and listing fees are estimated to be approximately $60,000. These costs will be borne by the Fund. See also "The Reasons for the Conversion - Reduced Fund Expenses" herein.

MARKET TRADING; DISCOUNT TO NET ASSET VALUE

     Open-end funds are redeemable at any time at net asset value and cannot be sold at a premium or discount in the marketplace. Closed-end funds, on the other hand, are bought and sold in the securities markets and may trade at either a premium to or discount from net asset value. Shares of closed-end funds frequently trade at a discount from net asset value, which is a risk separate and distinct from the risk that the net asset value of a fund's shares may decrease. Prior to the Conversion, there will have been no market for the Shares and no history of the New Fund's investment performance as a closed-end fund, increasing the likelihood of the risk that the Shares will trade at a discount from net asset value. The shares of two other investment companies managed by the Investment Manager that converted from open-end to closed-end status in the fourth quarter of 1996 currently trade at a discount to net asset value. In addition, compared to other closed-end funds with similar investment objective and policies, the New Fund's relatively smaller amount of total net assets and shares outstanding also increases the risk of trading at a discount. Shareholders should also bear in mind that they will incur brokerage or other transaction costs if they sell shares of closed-end funds in the securities markets, whereas the transaction costs of redemptions of open-end funds are generally absorbed by the fund. The Investment Manager, however, has arranged with its affiliate, Bull & Bear Securities, Inc., that for two years after the Conversion, New Fund Shares may be bought or sold at the market price without commission through Bull & Bear Securities, Inc.


                         INVESTMENT MANAGEMENT SERVICES

INVESTMENT MANAGER

     The Fund's Investment Manager is Bull & Bear Advisers, Inc., 11 Hanover Square, New York, New York 10005. The Investment Manager, a registered investment adviser, is a wholly-owned subsidiary of Bull & Bear Group, Inc. ("Group"). Group is a publicly-owned company whose shares are traded on Nasdaq. Bassett S. Winmill may be deemed a controlling person, as that term is defined by the rules and regulations of the 1940 Act, of Group and the Investment Manager on the basis of his ownership of 100% of Group's voting stock. The investment companies (which includes the Fund) managed by the Investment Manager and its affiliates had net assets in excess of $400 million as of December 13, 1996.

INVESTMENT MANAGEMENT AGREEMENT

     The New Fund will enter into an Investment Management Agreement prior to the Conversion, which will be approved by the initial shareholder of the New Fund pursuant to the 1940 Act. Under the terms of the Fund's Investment Management Agreement, the management fee is calculated based upon the average daily net assets of the Fund; subsequent to the Conversion, net assets will be calculated weekly. The New Fund's Investment Management Agreement therefore provides that the management fee will be calculated based upon the average weekly net assets of the New Fund. In all other material respects, the terms of the Investment Management Agreements of the Fund and the New Fund are the same.


                   DESCRIPTION OF COMMON STOCK OF THE NEW FUND

COMMON STOCK

     Bull & Bear Global Income Fund, Inc. was incorporated under the laws of the State of Maryland on December 12, 1996. The New Fund is authorized to issue twenty million shares of stock, par value $.01 per share (the "Common Stock"). Each Share represents an equal proportionate interest with each other Share in the assets of the New Fund. Shares entitle their holders to one vote per Share. Unlike shares in the Fund, the Shares will not be redeemable at net asset value. Except as described herein, the Shares have no cumula tive voting rights or preemptive rights, and otherwise carry the same rights as the shares of the Fund.

LISTING OF SHARES

     Application will be made to list the Shares on the AMEX upon notice of issuance thereof with the symbol "BBZ," or if such listing is not available, to trade over-the-counter on Nasdaq with the symbol "BBZZ."

REPURCHASE OF SHARES

     Shareholders will not have the right to have the New Fund redeem their Shares as they presently do with the Fund. As a closed-end fund, however, the New Fund would be permitted to repurchase Shares from time to time if and when the Board of Directors of the New Fund (the "New Fund Directors") deems such a repurchase advisable, although the New Fund does not currently intend to repurchase Shares and no assurance can be given that the New Fund will decide to repurchase Shares in the future, or, if undertaken, that such repurchases will reduce any market discount that may develop. Pursuant to the 1940 Act, the New Fund may repurchase Shares on a securities exchange (provided that the New Fund has informed the Shareholders within the preceding six months of its intention to repurchase such Shares) or as otherwise permitted in accordance with Rule 23c-1 under the 1940 Act. Under that Rule, certain conditions must be met regarding, among other things, distribution of net income from the preceding fiscal year, identity of the seller, price paid, brokerage commissions, prior notice to the Shareholders of an intention to purchase Shares and purchasing in a manner and on a basis which does not discriminate unfairly against the other Shareholders through their interest in the New Fund. While the New Fund does not currently intend to repurchase Shares, its officers and directors and the Investment Manager and its affiliates may do so from time to time.

     Shares repurchased by the New Fund will constitute authorized and unissued shares of the New Fund available for reissuance. The New Fund may incur debt to finance share repurchase transactions. Any gain in the value of the investments of the New Fund during the term of the borrowing that exceeds the interest paid on the amount borrowed would cause the net asset value of its shares to increase more rapidly than in the absence of borrowing. Conversely, any decline in the value of the investments of the New Fund would cause the net asset value of the Shares to decrease more rapidly than in the absence of borrowing. Borrowing money thus creates an opportunity for greater capital gain at the risk of greater exposure to capital loss.

     When the New Fund repurchases its Shares for a price below their net asset value, the net asset value of those Shares that remain outstanding will be enhanced, but this does not necessarily mean that the market price of those outstanding Shares will be affected, either positively or negatively. Further, interest on borrowings to finance share repurchase transactions will reduce the net income of the New Fund except to the extent the gross income attribute to such Shares exceeds the costs of such borrowings.

DIVIDEND REINVESTMENT PLAN

     The New Fund Directors have adopted a Dividend Reinvestment Plan (the "Plan"). Under the Plan, dividends and other distributions will be reinvested in additional Shares automatically, unless Shareholders elect to receive cash. Each dividend and other distribution, if any, declared by the New Fund on outstanding Shares, unless elected otherwise by each Shareholder by notifying the New Fund in writing at any time prior to the record date for a particular dividend or distribution, will be paid on the payment date fixed by the New Fund Directors in that number of additional Shares equal to (a) the amount of such dividend or other distribution divided by the New Fund's net asset value per Share if the average closing market prices on the five trading days prior to the date the Shares trade ex-dividend (such average being defined as the "Market Price") is at or above such net asset value per Share on the record date for such dividend or other distribution or (b) the amount of such dividend or other distribution divided by the Market Price if the Market Price is less than such net asset value per Share on the record date for such dividend or other distribution. Upon a Shareholder's request to receive a certificate for Shares, a certificate will be issued for such Shares in whole share amounts, and fractional Share amounts will be paid in cash. There are no sales or other charges in connection with the reinvestment of dividends and distributions. There is no fixed dividend rate and there can be no assurance that the New Fund will pay any dividends or other distributions.


                CERTAIN PROVISIONS OF THE CHARTER OF THE NEW FUND

     Under the New Fund's Articles of Incorporation (the "New Fund Articles"), Shareholders would not have the right to acquire or redeem shares at net asset value directly from the New Fund; instead, Shares would be traded on the AMEX or Nasdaq.

     In the event of the liquidation or dissolution of the New Fund, the holders of the Common Stock would be entitled to receive all the net assets of the New Fund not attributable to other classes of stock through any preference. The private property of Shareholders would not be subject to the payment of corporate debts to any extent whatsoever.

     Unless otherwise expressly provided in the New Fund Articles, or any articles supplementary creating any additional class of capital stock, on each matter submitted to a vote of Shareholders, each holder of a share of capital stock of the New Fund entitled to vote shall be entitled to one vote for each share outstanding in such holder's name on the books of the New Fund. The New Fund Articles provide that the New Fund Directors may classify or reclassify any unissued capital stock from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of the stock.

     Under the New Fund Articles, the New Fund would be entitled to purchase shares of its capital stock, to the extent that it may lawfully effect such purchase under the 1940 Act and the Maryland General Corporation Law, upon such terms and conditions and for such consideration as the New Fund Directors shall deem advisable. Currently, the Company, on behalf of the Fund, is obligated to repurchase the Fund's shares at net asset value upon request.

     Each person who at any time is or was a director or an officer of the New Fund shall be indemnified by the New Fund to the fullest extent permitted by the Maryland General Corporation Law as it may be amended or interpreted from time to time, including the advancing of expenses, subject to any limitations imposed by the 1940 Act and the rules and regulations promulgated thereunder. Furthermore, to the fullest extent permitted by the Maryland General Corporation Law, as it may be amended or interpreted from time to time, subject to the limitations imposed by the 1940 Act and the rules and regulations promulgated thereunder, no director or officer of the New Fund would be personally liable to the New Fund or the Shareholders. No amendment of the New Fund Articles or repeal of any of its provisions would be permitted to limit or eliminate any of the benefits provided to any person who at any time is or was a director or officer of the New Fund in respect of any act or omission that occurred prior to such amendment or repeal.

     The New Fund Directors would have the exclusive authority to make, alter or repeal from time to time any of the By-Laws of the New Fund (the "New Fund By-Laws") except any particular by-law which is specified as not subject to alteration or repeal by the New Fund Directors, subject to the requirements of the 1940 Act and the rules and regulations promulgated thereunder.

     As described in the following paragraphs, certain provisions of the New Fund Articles could have the effect of limiting (i) the ability of other entities or persons to acquire control of the New Fund, (ii) the New Fund's freedom to engage in certain transactions, or (iii) the ability of the New Fund Board of Directors or the Shareholders to amend the New Fund Articles or New Fund By-Laws or effectuate changes in the New Fund's management.

     Except as otherwise provided in the New Fund Articles and notwithstanding any other provision of the Maryland General Corporation Law to the contrary, any action submitted to a vote by Shareholders requires the affirmative vote of at least 80% of the outstanding shares of all classes of voting stock, voting together, in person or by proxy at a meeting at which a quorum is present, unless such action is previously approved by the vote of a majority of the New Fund's Continuing Directors (defined as those Directors who either (A) acted as directors until the first annual meeting of the New Fund Board of Directors after effectiveness of the New Fund Articles or (B) subsequently became
Directors and whose election is approved by a majority of the Continuing Directors then on the Board), in which case such action requires (A) if applicable, the proportion of votes required by the 1940 Act, or (B) the lesser of (1) a majority of all the votes entitled to be cast on the matter with the shares of all classes of voting stock voting together, or (2) if such action may be taken or authorized by a lesser proportion of votes under applicable law, such lesser proportion. In the absence of action by the Continuing Directors to remove the foregoing 80% requirement, such requirement would have the effect of making it very difficult for Shareholders to elect directors or modify the composition of the New Fund Board of Directors.

     The New Fund elects not to be governed by any provision of Section 3-602 of Subtitle 6 of the Maryland General Corporation Law.

     The New Fund Articles provides that any business combination (including any merger, consolidation, or share exchange with any interested shareholder or any affiliate thereof) requires the affirmative vote of the holders of at least 80% of the votes entitled to be cast by holders of voting stock, unless previously approved by the vote of at least a majority of the Continuing Directors, in which case such business combination requires the affirmative vote of the holders of at least a majority of the votes entitled to be cast by such holders.

     Any determination made in good faith, so far as accounting matters are involved, in accordance with generally accepted accounting principles by or pursuant to the authority of the direction of the New Fund Directors, as to the amount of assets, obligations or liabilities of the New Fund, as to the amount of net income of the New Fund from dividends and interest for any period or amounts at any time legally available for the payment of dividends, as to the amount of any reserves or charges set up and the propriety thereof, as to the time of or purpose for creating reserves or as to the use, alteration or cancellation of any reserves or charges

(whether or not any obligation or liability for which such reserves or charges shall have been created, shall have been paid or discharged or shall be then or thereafter required to be paid or discharged), as to the price of any security owned by the New Fund or as to any other matters relating to the issuance, sale, redemption or other acquisition or disposition of securities or shares of capital stock of the New Fund, and any reasonable determination made in good faith by the New Fund Directors would be final and conclusive, and would be binding upon the New Fund and all holders of its capital stock past, present and future, and shares of capital stock of the New Fund are issued and sold on the condition and understanding, evidenced by the purchase of shares of capital stock or acceptance of share certificates, that any and all such determinations shall be binding. No provision of the New Fund Articles would be effective to
(a) require a waiver of compliance with any provision of the 1940 Act, or of any valid rule, regulation or order of the SEC thereunder or (b) protect or purport to protect any director or officer of the New Fund against any liability to the New Fund or its security holders to which he or she would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.

     The affirmative vote of holders of at least 80% of the votes entitled to be cast by holders of voting stock is necessary to authorize the conversion of the New Fund from a closed-end to an open-end investment company, unless previously approved by the vote of at least a majority of the Continuing Directors, in which case such conversion requires the affirmative vote of the holders of at least a majority of the votes entitled to be cast by such holders.

     The provisions of the New Fund Articles would provide for the New Fund Board of Directors to be divided into five classes, each having a term of five years (except, to ensure that the term of a class of directors expires each year, the first class of directors will serve an initial one-year term and five-year terms thereafter, the second class of directors will serve an initial two-year term and five-year terms thereafter, the third class of directors will serve an initial three-year term and five-year terms thereafter, and the fourth class of directors will serve an initial four-year term and five-year terms thereafter). Each year the term of one class of directors will expire.
Accordingly, only those directors in one class may be changed in any one year, and it would require approximately three years to change a majority of the New Fund Board of Directors. Such system of electing directors may have the effect of maintaining continuity of management and, thus, make it more difficult for the Shareholders to change the majority of directors.

     The New Fund would reserve the right to amend, alter, change or repeal any provision contained in the New Fund Articles, in the manner now or hereafter prescribed by statute, and all rights conferred upon Shareholders in the New Fund Articles would be granted subject to this reservation. Notwithstanding any other provisions of the New Fund Articles or New Fund By-Laws (and notwithstanding the fact that a lesser percentage may be specified by law or by the New Fund Articles or New Fund By-Laws), the amendment or repeal of Section
(8) of Article V,  Section  (1),  Section  (2),  Section  (3) and Section (4) of
Article IX, Section (1),  Section (2), and Section (3) of Article X, Article XI,
Article XII, and Article XIII of the New Fund Articles would require the affirmative vote of the holders of at least eighty percent (80%) of the outstanding shares of all classes of voting stock, voting together, in person or by proxy at a meeting at which a quorum is present, unless previously approved by at least a majority of the Continuing Directors, in which case such amendment or repeal would require the affirmative vote of the holders of a majority of the number of votes entitled to be cast thereon. These sections involve the applicability of the New Fund Articles and New Fund By-Laws to Shareholders, number and classification of directors, indemnification of officers and directors, authority of the directors with respect to the New Fund By-Laws, actions taken by vote of Shareholders, limited liability of Shareholders, unlimited existence, conversion to open-end status and amending the foregoing provisions.

The provisions of the governing documents described above could have the effect of depriving New Fund Shareholders of opportunities to sell their shares at a premium over prevailing market prices, by discouraging a third party from seeking to obtain control of the New Fund in a tender offer or similar transaction. The
                                                        - 10 -
overall effect of these provisions is to render more difficult the accomplishment of a merger or the assumption of control by a third party unless approved by the New Fund's Continuing Directors.


                                   TAX MATTERS

SUBCHAPTER M AND OTHER TAX MATTERS

     Skadden, Arps, Slate, Meagher & Flom LLP, legal counsel for both the Fund and the New Fund, is of the opinion, for U.S. Federal income tax purposes, that the Conversion will be treated as a reorganization under Section 368(a) of the Code and, therefore, will not be a taxable event to the Fund, the New Fund, the shareholders of the Fund or the Shareholders of the New Fund.

     The New Fund intends to qualify as a "regulated investment company" under Subchapter M of the Code. If the New Fund qualifies as a regulated investment company and complies with certain distribution require ments, the New Fund will not be subject to Federal income tax on that part of its net investment income and realized capital gains which it distributes to its Shareholders.

     To qualify as a regulated investment company, the New Fund must meet certain relatively complex tests. The loss of status as a regulated investment company would result in the New Fund being subject to Federal income tax on all its taxable income and gains without regard to dividends and distributions paid to Shareholders.

     The New Fund will determine either to distribute or to retain for reinvestment all or part of its net long-term capital gain. If any such gains are retained, the New Fund will be subject to a Federal income tax of 35% of such amount. In that event, the New Fund expects to designate the retained amount as undistributed capital gains in a notice to Shareholders, each of whom
(a) will be required to include in income for tax purposes as long-term capital gains its share of such undistributed amount, (b) will be entitled to credit its proportionate share of the tax paid by the New Fund against its Federal income tax liability and to claim refunds to the extent that the credit exceeds such liability, and (c) will increase its tax basis in its Shares by an amount equal to 65% of the amount of undistributed capital gains included in such Shareholder's gross income.

     Under the Code, amounts not distributed by a regulated investment company on a timely basis in accordance with a calendar year distribution requirement are subject to a 4% excise tax. To avoid the tax, the New Fund must distribute during each calendar year, an amount equal to, at the minimum, the sum of (1) 98% of its ordinary income (not taking into account any capital gains or losses) for the calendar year, (2) 98% of its net capital gains for the twelve-month period ending on October 31 of the Calendar year (unless an election is made by a fund with a November or December year-end to use the fund's fiscal year), and
(3) all ordinary income and net capital gain for previous years that were not previously distributed. A distribution will be treated as paid during the calendar year if it is paid during the calendar year or declared by the New Fund in October, November or December of the year, payable to Shareholders of record on a date during such month and paid by the New Fund during January of the following year. Any such distributions paid during January of the following year will be deemed to be received on December 31 of the year the distributions are declared, rather than when the distributions are received.

     Gains or losses on the sales of securities by the New Fund will be long-term capital gains or losses if the securities have been held by the New Fund as capital assets for more than twelve months. Gains or losses on the sale of securities held for twelve months or less will be short-term capital gains or losses. In determining whether the New Fund held a particular capital asset for more or less than twelve months, the holding period of the Fund will be taken into account.

     The New Fund will be required to make back-up withholding in an amount equal to 31% of a Shareholder's dividend or capital gain distribution or the proceeds of a redemption unless such Shareholder has furnished the New Fund with a taxpayer identification number (a social security number in the case of an individual) and certifies that the number is correct and that the shareholder has not been notified by the Inter nal Revenue Service of being subject to back-up withholding.

     The foregoing is a general and abbreviated summary of the provisions of the Code applicable to an investment in the New Fund. Dividends and distributions declared by the New Fund may also be subject to state and local taxes. Shareholders are urged to consult their tax advisers concerning the Federal, state and local tax consequences of a particular investment in the New Fund.

THE DIRECTORS, INCLUDING THE "NON-INTERESTED" DIRECTORS, HAVE UNANIMOUSLY APPROVED THE PROPOSAL AND RECOMMEND THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE PROPOSAL.


                            COMPARATIVE EXPENSE TABLE

Annual Fund Operating Expenses (as a percentage of average net assets)

                                  Existing Expenses     Pro Forma Expenses
Management Fee                          0.70%                 0.70%
12b-1 Fees                              0.50%                 0.00%
Other Expenses                          0.99%                 0.68%*
                                        ----                  ----
Total Fund Operating Expenses           2.19%                 1.38%*
                                        ====                  ====

*Estimated

EXAMPLE

     The following illustrates the expenses on a $1,000 investment under the existing and proposed fees and the expenses stated above, assuming (1) a 5% annual return and (2) redemption at the end of each time period:


              1 year            3 years           5 years          10 years
              ------            -------           -------          --------
Existing        $22               $69              $117              $252
Pro Forma       $14               $44               $76              $166

     The tables above are designed to help you understand the costs and expenses that you will bear directly or indirectly as an investor in the New Fund. The example set forth above assumes reinvestment of all dividends and other distributions and assumes a 5% annual rate of return as required by the SEC. THE NEW FUND'S ACTUAL RETURNS AND EXPENSES MAY BE GREATER OR LESS THAN THOSE SHOWN. Also, notwithstanding the pro forma method of presentation above, New Fund Shareholders will not be able to cause upon request share redemptions at the end of each time period. The percentages given for Annual Fund Operating Expenses are based on the Current Fund's operating expenses and average daily net assets during its fiscal year ended June 30, 1996, when average net assets were approximately $36 million. Pro Forma information is based on current net assets of approximately $31 million. To the extent net assets decrease from current levels, "Other Expenses" and "Total Fund Operating Expenses" percentages will increase. "Other Expenses" includes amounts paid to the Fund's custodian and transfer agent and reimbursed to the Investment Manager and the Distributor, and includes interest expense from the Fund's bank borrowing.


                             REPORTS TO SHAREHOLDERS

     The Fund sends unaudited semi-annual and audited annual reports to its shareholders, including a list of investments held.

     THE FUND WILL FURNISH, WITHOUT CHARGE, A COPY OF THE ANNUAL REPORT AND THE MOST RECENT SEMI-ANNUAL REPORT SUCCEEDING THE ANNUAL REPORT TO SHAREHOLDERS UPON WRITTEN REQUEST TO THE FUND AT 11 HANOVER SQUARE, NEW YORK, NEW YORK 10005, OR BY CALLING TOLL-FREE AT 1-800-847-4200.


                             ADDITIONAL INFORMATION

BROKER NON-VOTES AND ABSTENTIONS

     If a proxy which is properly executed and returned accompanied by instructions to withhold authority to vote represents a broker "non-vote" (that is, a proxy from a broker or nominee indicating that such person has not received instructions from the beneficial owner or other person entitled to vote shares on a particular matter with respect to which the broker or nominee does not have discretionary power), is unmarked or marked with an abstention (collectively, "abstentions"), the shares represented thereby will be considered to be present at the meeting for purposes of determining the existence of a quorum for the transaction of business. Under Maryland law, abstentions do not constitute a vote "for" or "against" a matter and will be disregarded in determining the "votes cast" on an issue.

SHAREHOLDER PROPOSALS

     Proposals by shareholders intended to be presented at the next annual meeting (to be held in 1997) must be received by the Company on or before September 30, 1997 (or 30 days before the annual meeting if such meeting is held after October 31, 1997) in order to be included in the proxy statement and proxy for that meeting.

ANNUAL MEETING REQUIREMENTS

     Upon  conversion  and the  Shares'  listing on the AMEX or Nasdaq  National
Market System, the New Fund will be required to hold annual shareholder meetings.


                                 OTHER BUSINESS

     No other business may come before this Special Meeting or any adjournment thereof.

     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY.


SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING ARE THEREFORE URGED TO COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                         BULL & BEAR GLOBAL INCOME FUND
               THIS PROXY IS SOLICITED ON BEHALF OF THE DIRECTORS

     The undersigned hereby appoints Robert D. Anderson and Thomas B. Winmill, and each of them, attorneys and proxies of the undersigned, with full powers of substitution and revocation, to represent the undersigned and to vote on behalf of the undersigned all shares of Bull & Bear Global Income Fund (the "Fund") which the undersigned is entitled to vote at the Special Meeting of Shareholders (the "Meeting") of the Fund to be held at the offices of the Fund, 11 Hanover Square, New York, New York 10005 on January 22, 1997 at 10:30 a.m., and at any adjournments thereof. The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Shareholders and Proxy Statement dated December 24, 1996 and hereby instructs said attorneys and proxies to vote said shares as indicated herein. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting.

     A majority of the proxies present and acting at the Meeting in person or by substitute (or, if only one shall be so present, then that one) shall have and may exercise all of the power and authority of said proxies hereunder. The undersigned hereby revokes any proxy previously given.

Please sign exactly as your name appears hereon. If shares are registered in more than one name, all should sign but if one signs, it binds the others. When signing as attorney, executor, administrator, agent, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by an authorized person.

                              __________________________________(L.S.)
                                       Signature

                              __________________________________(L.S.)
                                       Signature

                              Dated ___________________________

To avoid the delay of adjourning the meeting, please return this proxy promptly in the enclosed postage paid envelope.

     Please indicate your vote by an "X" in the appropriate box below.

     This proxy, if properly executed, will be voted in the manner directed by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the proposal. Please refer to the Proxy Statement for a discussion of the proposal.

              TO CONVERT THE FUND FROM A DIVERSIFIED SERIES OF A REGISTERED OPEN-END MANAGEMENT INVESTMENT COMPANY TO A REGISTERED CLOSED-END DIVERSIFIED MANAGEMENT INVESTMENT COMPANY.


                         |_| FOR           |_| AGAINST           |_| ABSTAIN